Exhibit 99.1

AMERICAN SCIENCE AND ENGINEERING, INC.

Notice to Holders of Options

June 30, 2016

Dear Option Holder:

On June 20, 2016, American Science and Engineering, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with OSI Systems, Inc., a Delaware corporation (the “Buyer” or “OSI”) and Apple Merger Sub, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Buyer (the “Transitory Subsidiary”) providing for the merger (the “Merger”) of Transitory Subsidiary with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Buyer.

We would like to inform you about how your options will be treated in connection with the Merger.  For purposes of this notice, the term “Merger Effective Time” will mean the effective time of the Merger.

Pursuant to the Merger Agreement, all options for the stock of the Company that have exercise prices in excess of $37 (the merger consideration in connection with the Merger) will be cancelled immediately prior to the Merger Effective Time.  Accordingly, this notice is provided to inform you that, pursuant to the equity plan under which your options were granted, all of your options will terminate immediately prior to, but subject to, the closing of the Merger without payment of consideration therefor.  U.S. option holders will not recognize any taxable income in connection with the cancellation of their options.  Please note that if the Merger is not completed for any reason, the options you hold will not be cancelled and the options will continue in accordance with their present terms.

Please submit any questions you have regarding this notice by e-mail to Mike Muscatello at Mike.Muscatello@as-e.com or Lanning Levine at LLevine@as-e.com.

Sincerely,

Stock Administration
American Science and Engineering, Inc.

Additional Information and Where to Find It

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a Proxy Statement in connection with the Merger.  Additionally, the Company will file other relevant materials with the SEC in connection with the Merger.  The Proxy Statement will contain important information about the

Company, the Transitory Subsidiary, OSI, the Merger and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and OSI through the web site maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to download copies of the Proxy Statement from the Company’s website at http://ir.as-e.com/sec.cfm or by emailing ir@as-e.com.

The Company, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the transactions contemplated by the Merger Agreement.  Information regarding the Company’s directors and executive officers is contained in the Company’s Form 10-K for the year ended March 31, 2016 and its proxy statement dated July 29, 2015, which are filed with the SEC. To the extent holdings of securities by such directors or executive officers have changed since the amounts printed in the 2015 proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement to be filed by the Company and other relevant materials to be filed with the SEC when they become available.